Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS FIRST QUARTER OPERATING RESULTS

IRVINE, CA (May 23, 2011) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) reported a net loss of approximately $1,556,000, or $0.02 per share, for the quarter ended March 31, 2011, compared with net income of approximately $5,596,000, or $0.08 per share, for the corresponding prior year period, with the difference reflecting revenues in the prior year period from the Company’s March 2010 transaction with Biovail Laboratories International SRL (“Biovail”).

As previously announced, in March 2010 Cortex sold its rights to CX717 and certain other AMPAKINE compounds to Biovail as a potential treatment for respiratory depression and vaso-occlusive crises associated with sickle cell disease. The transaction included a purchase price of $10,000,000 from Biovail, of which Cortex received $9,000,000 upon execution of the agreement in March 2010 and the remaining $1,000,000 in September 2010. The transaction also included an obligation for additional payments by Biovail upon the achievement of defined clinical development milestones.

Following the merger of Biovail and Valeant Pharmaceuticals International, in November 2010 the combined company announced its intent to exit the respiratory depression project acquired from Cortex. As previously reported, in March 2011 Cortex reacquired the AMPAKINE compounds, patents and rights that Biovail acquired from the Company in March 2010.

The new agreement included an upfront payment by Cortex of $200,000 in March 2011 and potential future payments by Cortex of up to $15,150,000 based upon the achievement of certain development and New Drug Application submission and approval milestones. Biovail is also eligible to receive up to $15,000,000 based upon Cortex’s net sales of an intravenous dosage form of the compounds for respiratory depression.

For the quarter ended March 31, 2011, Cortex’s total operating expenses decreased to approximately $1,584,000 from approximately $3,332,000 for the corresponding prior year period, with the difference mostly due to sublicense fees and administrative expenses in the prior year period related to the March 2010 transaction with Biovail.

Interest expense for the quarter ended March 31, 2010 included charges related to the convertible promissory note issued to Samyang Optics Co., Ltd. (“Samyang”) of Korea in connection with the Company’s $1,500,000 private placement in January 2010. As reported earlier, Samyang converted the promissory note and accrued interest into shares of the Company’s common stock and related warrants in June 2010.

Recent Business Highlights

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February 2011: Announced top-line results from an exploratory clinical study with AMPAKINE CX1739 in subjects with sleep apnea. Based upon the observed responses to CX1739, Cortex believes the results warrant undertaking a larger study to test CX1739 in patients with central sleep apnea, which is often seen in heart failure patients and in chronic opiate users.

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March 2011: Reacquired the compounds, rights and patents to develop and commercialize AMPAKINE compounds for the treatment of respiratory depression and vaso-occlusive crises associated with sickle cell disease.

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April 2011: Announced receipt of a notice of allowance for the patent, “Di-Substituted Amides for Enhancing Glutamatergic Synaptic Responses,” which provides patent protection into 2028 for Cortex’s lead compound, CX1739, and approximately 80 other AMPAKINE compounds.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues	$25	$9,000

Operating expenses:
Research and development	644	1,624
General and administrative	940	1,708

Total operating expenses	1,584	3,332

Income (loss) from operations	(1,559)	5,668
Interest income (expense), net	1	(67)
Gain (loss) on disposals of assets	2	(5)

Net income (loss)	$(1,556)	$5,596

Net income (loss) per share, basic and diluted	$(0.02)	$0.08

Shares used in computing per share amounts basic and diluted	78,858	68,413

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2011 (Unaudited)	December 31, 2010
Assets:
Cash and cash equivalents	$1,589	$1,037
Marketable securities	—	1,993
Restricted cash	138	156
Other current assets	108	90

	1,835	3,276
Furniture, equipment and leasehold improvements, net	225	250
Other	41	41

Total assets	$2,101	$3,567

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$1,237	$1,156
Non-current liabilities	3	8
Stockholders’ equity	861	2,403

Total liabilities and stockholders’ equity	$2,101	$3,567

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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